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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   ROXIO, INC.


         Roxio, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

         1. The name of the corporation is Roxio, Inc. Roxio, Inc. was originally incorporated under the same name, the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 2000, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2000.

         2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and the sole stockholder of Roxio, Inc.

         3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         4. The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:


                                    ARTICLE I

         The name of the Corporation is Roxio,  Inc. (the "Corporation").


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.
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                                   ARTICLE IV

         The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share ("Common Stock"), and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is 100,000,000. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 10,000,000. The Preferred Stock may be issued from time to time in one or more series.

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of all outstanding Preferred Stock.

         The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         A. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

         B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         C. Whether that series shall have the voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

         F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

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         G.     The rights of the shares of that series in the event of
voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         H. Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV.

         Effective upon the filing of this Amended and Restated Certificate of Incorporation each issued and outstanding share of Common Stock of the Corporation shall be split into one-half of a share (the "Reverse Stock Split"), so that immediately following the filing of this Amended and Restated Certificate of Incorporation there shall be 16,500,000 shares of Common Stock outstanding. No fractional share of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share, if any, to which a holder would otherwise be entitled, after aggregating all such fractions of a share, upon surrender of a certificate representing Common Stock to the Corporation or its transfer agent, such holder shall be entitled to receive cash in an amount equal to the product obtained by multiplying such fraction by the fair market value of one share of Common Stock, as such fair market value is determined in good faith by the Board of Directors.


                                    ARTICLE V

         Effective as of the time at which Adaptec, Inc., a Delaware corporation, and its affiliates shall cease to be the beneficial owner of an aggregate of at least a majority of the then outstanding shares of Common Stock (the "Trigger Date"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Effective as of the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors or by the Chairman of the Board of Directors of the Corporation and, effective as of the Trigger Date, any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding the foregoing, if at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders solely for the purpose of electing directors in accordance herewith and the Bylaws.

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                                   ARTICLE VI

         The Corporation is to have perpetual existence.



                                   ARTICLE VII

         For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

         B. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

         C. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         D. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, and except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders.

         E. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

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         F.     The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

         G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.


                                  ARTICLE VIII

         A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         C. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                    ARTICLE X

         Except as provided in Article VIII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors then

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outstanding, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V or VII or this sentence.





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         IN WITNESS WHEREOF, Roxio, Inc. has caused this Amended and Restated
Certificate of Incorporation to be executed by Wm. Christopher Gorog, its President on this 13th day of April, 2001.

                                                ROXIO, INC.


                                                /s/ WM. CHRISTOPHER GOROG
                                                --------------------------------
                                                Wm. Christopher Gorog, President

ATTEST:

/s/ WILLIAM GROWNEY
---------------------------------
William Growney, Secretary